Exhibit 3.23
CERTIFICATE OF INCORPORATION
OF
SWINGLINE INC.
     FIRST: The name of the Corporation is Swingline Inc.
     SECOND: The address of the Corporation’s registered office in the State of Delaware is 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.
     THIRD: The nature of the business or purposes to be conducted or promoted are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH: The total number of shares of Common Stock that the Corporation shall have authority to issue is One Thousand (1,000) shares and the par value of each of such shares is $1.00.
     FIFTH: The name and mailing address of the sole incorporator are as follows:

NAME	MAILING ADDRESS

A. Robert Colby	30 Rockefeller Plaza
23rd Floor
New York, New York 10112
     SIXTH: The Board of Directors is authorized to adopt, amend or repeal the By-laws of the Corporation.
     SEVENTH: Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the shares entitled to vote at an election of directors.
     EIGHTH: Meetings of stockholders shall be held at such place, within or without the State of Delaware, as may be designated by or in the manner provided in the By-laws, or, if not so designated or provided, at the registered office of the Corporation in the state of Delaware. Elections of directors need not be by written ballot unless and to the extent that the By-laws so provide.
     NINTH: The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights of stockholders herein are subject to this reservation.

     TENTH: No director of the Corporation shall be liable for monetary damages resulting from a breach of his or her fiduciary duty as a director, except to the extent required by law as in effect at the time the claim of liability is asserted.
     THE UNDERSIGNED, being the sole incorporator above named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, has signed this instrument on the 2nd day of January, 1992 and does thereby acknowledge that it is his act and deed and that the facts stated herein are true.

/s/ A. Robert Colby

A. Robert Colby
Sole Incorporator

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